Exhibit 4.3

Use of Capital Agreement

(Unofficial English Translation Solely for Convenience)

Capital Lender: Shandong SNTON Group Co., Ltd. (the “SNTON Group”)

Capital Borrower: Fuwei Films (Shandong) Co., Ltd. (the “Fuwei Shandong”)

SNTON Group and Fuwei Shandong have agreed on terms and conditions set forth as below:

1.	SNTON Group shall provide Fuwei Shandong with RMB15,000,000 solely for the purpose of purchasing raw materials.

2.	Fuwei Shandong shall pay SNTON Group interest on the said amount starting from the date of obtaining the capital. The interest shall be calculated at the benchmark rate, plus an additional 20% of the said benchmark rate, for the loan of the same term announced by the People’s Bank of China. . The interest shall be paid quarterly and settled in full at the end of the year.

3.	Fuwei Shandong has agreed to repay the said amount of RMB15,000,000 prior to December 31, 2014.

4.	This agreement is in duplicates and each party holds one copy.

Shandong SNTON Group Co., Ltd. (chop)

Fuwei Films (Shandong) Co., Ltd. (chop)

Date: May 20, 2014.